Exhibit 10.01
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Pyxus International, Inc.
Amended and Restated 2020 Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), made effective as of the 21st day of November, 2024 (the “Date of Award”), between Pyxus International, Inc., a Virginia corporation (the “Company”), and [____________] (the “Participant”), is made pursuant and subject to the provisions of the Pyxus International, Inc. Amended and Restated 2020 Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.    Award of Stock Units. The Company grants [_________] Stock Units to the Participant as of the Date of Award specified above, subject to the terms and conditions, including the vesting requirements, set forth in the Plan and this Agreement (the “Restricted Stock Units”).

2.    Terms and Conditions.

a.    Time-based Vesting. The Participant’s interest in the Restricted Stock Units shall be earned for vesting, and subject to the occurrence of a Liquidity Event (as defined below) shall vest and become non-forfeitable, so long as the Participant remains a member of the Board of Directors of the Company until the earlier of the August 15, 2025 or the commencement of the annual meeting of shareholders of the Company to be held in 2025 (such earlier date being referred to as the “Required Service Date”); provided that, in the event the Participant ceases to serve as a member of the Board of Directors of the Company prior the Required Service Date, the Participant’s interest in the Restricted Stock Units shall be deemed earned for vesting in a prorated amount based on the number of days elapsed from the Date of Award until the date of the Participant’s cessation of service as a member of the Company’s Board of Directors compared to an assumed duration of the period from the August 15, 2024 to the Required Service Date of 365 days and provided further that in the event of such proration no fraction of a Restricted Stock Units shall become earned for vesting, with the amount of Restricted Stock Units becoming earned for vesting being rounded down to the nearest whole number of Restricted Stock Units. Restricted Stock Units that have not been earned for vesting in accordance with the preceding sentence of this paragraph 2(a) shall be forfeited, and the Participant shall have no further rights with respect to such Restricted Stock Units, upon the cessation of the Participant’s service on the Board of Directors of the Company, other than with respect to any Restricted Stock Units as may be determined by the Committee in its sole and absolute discretion not to be so forfeited.

b.    Liquidity Event. The Restricted Stock Units earned for vesting pursuant to paragraph 2(a) shall vest and become non-forfeitable upon the earliest to occur of the following events (the earliest of which to occur being referred to as the “Liquidity Event”): (i) March 31, 2031, (ii) an event qualifying as a Change in Control under Section 1.05(b) of the Plan, (iii) an event qualifying as a Change in Control under Section 1.05(c) of the Plan, or (iv) the listing of Common Stock on a securities exchange that is registered with the Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, or on a foreign securities exchange approved by the Committee in its sole and absolute discretion. The Restricted Stock Units earned for vesting pursuant to paragraph 2(a) prior to the occurrence of the Liquidity Event shall vest upon the occurrence of the Liquidity Event, and Restricted Stock Units earned for vesting pursuant to paragraph 2(a) following the occurrence of the Liquidity Event shall vest upon the date such Restricted Stock Units are earned for vesting pursuant to paragraph 2(a), subject to the application of Article X of the Plan if the Liquidity Event constitutes a Change of Control.

c.    Settlement. If the Participant vests in some or all of the Restricted Stock Units pursuant to paragraphs 2(a) and (b), the vested Restricted Stock Units shall be settled by the Company in shares of Common Stock, in accordance with this paragraph. As soon as practicable after any Restricted Stock Unit vests, but in any event no later than December 31 in the calendar year in which the Restricted Stock Units vest, the Company will issue to the Participant (or his or her estate, if the Participant is deceased) one whole share of Common Stock for such vested Restricted Stock Unit. Notwithstanding the foregoing, if the Restricted Stock Units become vested upon the satisfaction of the Listing Condition at any time in October, November or December, the deadline for settling such vested Restricted Stock Units shall be March 15 in the calendar year immediately following the calendar year in which such Restricted Stock Units vest.

d.    Transferability. The Restricted Stock Units may not be transferred before they become vested in accordance with paragraphs 2(a) and (b).

3.    Shareholder Rights. The Participant will have no voting, dividend or other shareholder rights with respect to Restricted Stock Units. With respect to Common Stock issued to the Participant pursuant to paragraph 2(c), the Participant will be treated as a shareholder and shall have applicable voting, dividend and other shareholder rights beginning on the actual date of issue.

4.    Assignability. The Restricted Stock Units, including any interest therein, shall not be transferable or assignable, except by the Participant’s will or by the laws of descent and distribution.

5.    Compliance with Section 409A of the Code.

a.    This Agreement shall at all times be construed in a manner to comply with Section 409A of the Internal Revenue Code (“Code Section 409A”), including, if applicable, compliance with any exemptions from Code Section 409A.

b.    The parties intend that all amounts realized by or payable to Participant or any other party pursuant to this Agreement will qualify as short-term deferrals within the meaning of Treas. Reg. § 1.409A-1(b)(4) and will not be treated as “deferred compensation” for purposes of Code Section 409A.

c.    In no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A.

d.    The Committee and the Company and its Affiliates do not represent or guarantee to any Participant that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in the Plan. The Participant is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant is liable as a result of this Agreement and the Participant’s participation in the Plan.

6.    Change in Capital Structure. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article XI of the Plan.

7.    Impact of Change in Control. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article X of the Plan.

8.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Award.

10.    Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

11.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

12.    Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Restricted Stock Units hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.

13.    Committee Discretion. The Committee shall have all of the powers granted under the Plan, including but not limited to the powers granted under Article III of the Plan and the authority and discretion to interpret the provisions of this Agreement and to make any decisions or take any actions necessary or advisable for the administration of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his or her signature hereto.

PYXUS INTERNATIONAL, INC
By: _________________________________

Participant: _____________________________

    3